UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2016

Bay Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-23090	52-1660951
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

2329 West Joppa Road, Suite 325, Lutherville, MD	21093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 494-2580

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director.

On June 20, 2016, the boards of directors of the Bay Bancorp, Inc. ( the “Company”) and its wholly-owned subsidiary, Bay Bank, FSB (the “Bank”), elected Steven D. Hovde to serve as a director on these boards.

Mr. Hovde, age 61, is the Chairman and Chief Executive Officer of Hovde Group, a leading financial services and investment banking firm that provides a full-service suite of investment banking, capital raising, and financial advisory services focused exclusively on the banking and thrift industry. Mr. Hovde co-founded Hovde Group in 1987 with his brother, Eric D. Hovde, who also serves on the boards of directors of the Company and the Bank. Before co-founding Hovde Group, Mr. Hovde was Regional General Counsel and Vice President of a national commercial real estate development firm, Vantage Companies. Previous to that, Mr. Hovde served as an attorney with a 200-member law firm based in Chicago, Rudnick & Wolfe, which is today DLA Piper, specializing in real estate law. Prior to that, Mr. Hovde practiced accounting in Chicago as a Certified Public Accountant with one of the former “Big Eight” public accounting firms, Touche Ross LLP, which is today Deloitte & Touche LLP.

As of the date of this report, the Board has not made a determination with respect to the committee or committees of the Board on which Mr. Hovde is expected to serve.

For his service, Mr. Hovde will be entitled to receive the same director compensation (cash and equity) that is paid to other non-employee directors of the Company and the Bank. This compensation is discussed in the “Director Compensation” section of the Company’s definitive proxy statement on Schedule 14A for its 2016 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2016, which section is incorporated herein by reference.

Mr. Hovde beneficially owns 38.3% of the membership interests of H Bancorp LLC (“H Bancorp”), which serves as the top-tier bank holding company for the Company and the Bank. H Bancorp beneficially owns approximately 21.9% of the issued and outstanding shares of the Company’s common stock. Mr. Hovde has not been, and is not, a party to any transaction with the Company or any of its subsidiaries of the types subject to disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY BANCORP, INC.

Dated: June 24, 2016	By: /s/ Joseph J. Thomas
Joseph J. Thomas
President & CEO